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                      AMES DEPARTMENT STORES, INC.              Exhibit 20-B
                          MAY RESULTS VS. PLAN                  Page 2 of 2
                            MANAGEMENT FORMAT
                               (Unaudited)
                              (In Millions)

                                                             Fiscal 1995
                                             May 1994        Year-to-Date
                                          Actual    Plan*   Actual    Plan*
CASH FLOW SUMMARY:
Beg. Unrestricted Cash & Cash Equiv.       $24.4    $27.9    $16.5    $26.9

Cash Generated from (Used in) Operations:
   Net Income (Loss)                         1.1      1.7    (14.1)   (14.0)
   Non-Cash Income Tax Expense (Benefit)     0.5      0.8     (6.0)    (6.0)
   Other                                    (0.6)     0.4      1.3      2.4
                                        ------------------------------------
Cash from Operations                         1.0      2.9    (18.8)   (17.6)

Changes in Working Capital:
   FIFO Inventory (increase) decrease        1.3      3.9    (63.6)   (59.9)
   Trade Payables increase (decrease)       (8.6)     7.2     27.6      2.5
   All Other                                (5.4)    (2.7)    (8.4)    (1.0)
                                        ------------------------------------
Net Changes in Working Capital             (12.7)     8.4    (44.4)   (58.4)

Capital Expenditures                        (0.7)    (3.6)    (2.9)    (9.7)

(Incr) Decr. in Rest. Cash & Cash Equiv.     1.3     (1.5)     0.7    (11.0)

Other:
   Short-Term Borrow. (Pymts) - Revolver    19.8      0.0     92.9    115.0
   Payments of Capital Leases               (0.3)    (0.3)    (1.2)    (1.2)
   Payments on Long-Term Debt               (0.4)    (0.5)    (9.6)    (9.4)
   Increase in Deferred Financing Costs     (0.2)    (0.3)    (1.0)    (1.6)
                                        ------------------------------------
Total Other                                 18.9     (1.1)    81.1    102.8
                                        ------------------------------------

Unrestricted Cash Increase (Decrease)        7.8      5.1     15.7      6.1
                                        ------------------------------------

Ending Unrestricted Cash & Cash Equiv.     $32.2    $33.0    $32.2    $33.0
                                        ====================================

* As reported on Form 8-K dated May 27, 1994.


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